Exhibit 10.38
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
Equinix, Inc. (“Company”) and Scott Crenshaw (“Employee”) enter into this Separation Agreement and General Release of Claims (this “Agreement”) to settle all known and unknown claims Employee might have against Company and all Released Parties (as defined below). Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of the State of Texas, excluding any that mandate the use of another jurisdiction’s laws.
The Company and Employee agree as follows:
Section 1 --Benefits
(a)In General: The Company promises that Employee will receive the benefits set forth in this section that are conditioned on Employee’s entering into this Agreement and not revoking it. Employee understands and agrees that Employee is not otherwise entitled to receive the benefits provided to Employee under Section 1(c) of this Agreement. Employee understands that this Agreement may be revoked within 7 days after Employee signs it, in which case Employee will not receive any amounts or benefits under this Agreement.
(b)Termination Date: Employee’s employment with the Company will terminate on September 26, 2024 (the “Termination Date”). On the Termination Date, Employee will receive a final paycheck, which will include payment for all salary earned through and including the Termination Date (including, but not limited to, any overtime, or other wages) and accrued but unused PTO, less standard withholding and authorized deductions. Any other Accrued Benefits (defined below) will be paid on the schedule as provided under their terms. As of the Termination Date, Employee will resign from all officer and director positions that Employee holds with the Company and its affiliates.
(c)Severance Payments and Benefits: In exchange for entering into and not revoking this Agreement, Employee will receive the following payments and benefits:
i.an amount equal to $530,000, representing Employee’s current annual base salary, which amount shall be paid in a lump sum through the Company’s payroll on the Company’s first payroll date following January 1, 2025 (provided that this Agreement becomes irrevocable prior to such date);
ii.an amount equal to $477,000, representing Employee’s target bonus, which amount shall be paid in a lump sum through the Company’s payroll on the Company’s first payroll date following January 1, 2025 (provided that this Agreement becomes irrevocable prior to such date); and
iii.pro-rata vesting of Employee’s outstanding equity awards listed on Exhibit A to this Agreement, based upon the portion of the Company’s 2024 fiscal year through September 20, 2024, which number of Shares shall (except as indicated in Exhibit A) be settled as soon as practicable following the date that this Agreement becomes irrevocable during a period in which Company officers are not restricted from trading the Company’s Shares (and in any case, no later than March 15, 2025); and
iv.subject to Employee making a timely and valid election under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement of the portion of the premiums for continued coverage under the Company’s group health plans for Employee and Employee’s eligible dependents that exceeds the employee portion of such premiums that applied while Employee was an active employee for 12 complete months following the Termination Date (starting with the first complete month that follows the Termination Date); and

v.reimbursement for Employee’s reasonable and documented attorneys’ fees incurred by Employee in connection with the negotiation of this Agreement in an amount not to exceed Seven Thousand Five Hundred Dollars and Zero Cents ($7,500.00).
Section 2 --No Other Compensation or Benefits
Except as otherwise specifically provided herein, as it relates to any vested equity award (including any equity award that vests pursuant to this Agreement), or as required by COBRA or other applicable law, Employee will not be entitled to any compensation or benefits following, and will cease active participation in all of the employee benefit programs and arrangements of the Company and its affiliates as of, the Termination Date other than (i) the base salary that has accrued and to which Employee is entitled as of the Termination Date, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which Employee has timely submitted appropriate documentation in accordance with applicable Company policy, and (iii) any amounts or benefits to which Employee is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (collectively, the “Accrued Benefits”). For the avoidance of doubt, all of Employee’s equity awards that are unvested as of the Termination Date (and do not vest pursuant to this Agreement) shall be forfeited and cancelled for no consideration.
Section 3 --Complete Release
        (a)    General Release of Claims by Employee: Except for the claims identified in Section 3(c) and except in the exercise of the Protected Rights (as defined below), Employee irrevocably and unconditionally releases (gives up) all known and unknown claims, promises, causes of action, or similar rights of any type that Employee presently may have (“Claims”) related to Employee’s employment and/or termination of employment with the Company with respect to any Released Party listed in Section 3(e). Employee understands that Employee is not releasing claims with respect to events or circumstances that occur after the date that Employee signs this Agreement. Employee understands that the Claims Employee is releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11246, the Civil Rights Act of 1991, the California Fair Employment Housing Act, which prohibit discrimination based on race, color, national origin, religion, or sex; the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11141, which prohibit age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (“ADA”) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information and Non-Disclosure Act, which prohibits discrimination based on genetic testing; and any other federal, state, or local laws prohibiting discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, pregnancy, age, sexual orientation, gender identity, or other protected characteristics, or association with a person who has, or is perceived to have, any of those or other protected characteristics.
Federal and State Employment Statutes, such as the Family Medical Leave Act, the California Family Rights Act; the California Pregnancy Disability Leave Law; Fair Labor Standards Act; Worker Adjustment and Retraining Notification Act (“WARN Act”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Uniformed Services Employment and Reinstatement Rights Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act; the False Claims Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); the Fair Credit Reporting Act; or any state law counterparts; or any claim for severance pay, pension or other retirement benefits, sick leave, holiday pay, life insurance, health or medical insurance or any other fringe benefit or disability benefits.
Other Laws and Claims, such as any federal, state, or local laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, tort, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, negligent hiring, retention, or supervision claims; any claims for violation of any public policy or statute including any local or municipal laws, regulations or ordinances); any law relating to salary, commission, compensation, benefits; any claims for any payments to which Employee claims he/she may be entitled; any state statute or regulation relating to meal and rest breaks or wage statements; invasion of privacy claims, intentional interference with contract claims negligence claims; detrimental reliance claims; loss of consortium claims; promissory estoppel claims; personal injury claims; common law claims; claims for compensatory or punitive damages; claims for back pay; or any other claims, however styled, relating to or arising out of Employee’s relationship with the Company prior to the execution date of this Agreement.
Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 3(c) of this Agreement): (i) Claims that in any way relate to or arose during Employee’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation, PTO or sick pay, (ii) Claims that in any way relate to the design or administration of any employee benefit program, (iii) Claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits, (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act or awards under any applicable private attorneys’ general act), with respect to Claims Employee is releasing, or (v) any claims under the California Fair Employment and Housing Act, California Labor Code sections 200 et seq. (including, without limitation, any bona fide dispute(s) regarding wages owed), California Business & Professions Code sections 17200 et seq., or any other state statute or regulation relating to unfair competition; California Private Attorney Generals Act, California Labor Code section 2699, or any other state statute or regulations relating to private enforcement of state labor codes, and any applicable California Industrial Welfare Commission order.
(b)    No Pursuit of Released Claims: If, despite this Agreement, Employee brings a lawsuit asserting any Claim that Employee has released, Employee will be liable to the Released Parties (as defined below) for their attorneys’ fees, other defense costs, and any other damages that Employee’s suit causes, except those attributable to challenges to this Agreement under the ADEA or Older Workers Benefit Protection Act (“OWBPA”). Other than as specifically provided below and except in respect of the Protected Rights, Employee promises not to accept any relief or remedies not set forth in this Agreement as to any Claim Employee has released by signing it.
Subject to the Protected Rights, if Employee files or is included in any administrative charge or investigation or becomes a member of a class after the effective date of this Agreement, Employee agrees to waive any and all right to monetary recovery should any administrative or governmental agency (such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any state or local agencies) or any other person or entity pursue any claims on Employee’s behalf against any Released Party.

Nothing in this Agreement is intended to limit in any way Employee’s future right or ability to file any charge or claim of discrimination with or cooperate in an investigation conducted by the NLRB, the EEOC, or any comparable state or local agency, or any other governmental agency charged with enforcing employment laws.

Nor does anything in this Agreement waive Employee’s right to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, its agents or employees, where Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

(c)    Claims Not Affected by Release: This Agreement does not affect (i) any claims Employee may have against any of the Released Parties for reimbursement of business expenses pursuant to California Labor Code Section 2802, provided, however, that Employee represents and warrants to the Released Parties and agrees that, to the extent any such claims may otherwise exist, any and all expenditures or losses covered by that statute have been fully reimbursed by the payments made pursuant to this Agreement, (ii) Employee’s right to apply for unemployment or disability compensation to which Employee may be entitled under law or Employee’s right to purchase continuation coverage under the Company’s group health plan which will be offered in accordance with the provisions of COBRA, (iii) claims for any Accrued Benefits and the severance payments and benefits provided under Section 1(c) of this Agreement, (iv) Employee’s right to indemnification under the Company’s directors and officers indemnification policies or any indemnification agreement between the Company and Employee, or any claim relating to directors’ and officers’ liability insurance coverage under the Company’s policies, (v) any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim), and (vi) Employee’s rights as an equity or security holder in the Company. In addition, this Agreement does not affect any claims that may arise with respect to events or circumstances that occur after the date that Employee signs this Agreement, or which cannot be released by private agreement.

Nothing in this Agreement prevents Employee from filing a charge or complaint, from participating or cooperating in an investigation, from testifying in any action or proceeding, or from providing relevant and truthful information to any court, governmental agency or legislative body, including but not limited to the EEOC or a comparable state or local agency or the NLRB, although by signing this release Employee expressly agrees to waive his or her right to individual relief based on claims asserted in any such charge or complaint.
Other than as it relates to the Protected Rights, Employee promises never to seek or accept any damages, remedies or other relief for himself or herself personally (any right to which Employee hereby waives and promises never to accept), with respect to any claim included in this Agreement, in any proceeding, including but not limited to, any NLRB or EEOC proceeding.
Notwithstanding anything in this Agreement or otherwise,
(i)nothing in this Agreement or otherwise prohibits or limits Employee from filing a charge or complaint with, reporting violations of law to, or otherwise communicating with or participating in any investigation or proceeding conducted by, any federal, state or local government agency or commission (“Government Agencies”), including disclosing documents or other information pertaining to the Company or any of its affiliates without giving notice to, or receiving further authorization from, the Company or an affiliate,
(ii)the Company and its affiliates may not retaliate against Employee for any of these activities, and
(iii)nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the Government Agency (the rights and activities described in clauses (i) through (iii), the “Protected Rights”).

(d)    Company Representation: The Company acknowledges and agrees that as of the date hereof, the Company is not aware of any claims that it may have against Employee.
(e)     Unknown Claims: Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any other similar provision of applicable law, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company’s Releasees, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Employee does not know of or suspects to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the release of any such Claim or Claims.
Employee further acknowledges and agrees that California Labor Code Section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

“An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”
In connection with the foregoing, Employee acknowledges and agrees that upon the execution and performance of this Agreement, Employee has been, to the extent required by law, fully and properly paid for all time worked, received all required breaks, and has been fully reimbursed by Company for all necessary expenses incurred by Employee performing Employee’s duties, in accordance with state and federal laws.
(f)    Released Parties: The “Released Parties” means the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), solely in their official capacities as such, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.
Section 4 --Promises
(a)Company Property and Debts: Subject to the Protected Rights, Employee has returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in Employee’s possession or control. Employee has cleared all expense accounts, repaid everything Employee owes to the Company or any Released Party, paid all amounts Employee owes on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. Notwithstanding the foregoing, Employee will be able to retain (i) Employee’s rolodex and similar address books (and electronic equivalent) provided that such items only include contact information, (ii) documents and information relating to Employee’s personnel information (such as payroll and tax records) and Employee’s personal rights and obligations, and (iii) Employee’s Company laptop, tablet computer and or mobile phone (subject to the Company having a reasonable opportunity to “scrub” the foregoing for confidential information of the Company) and the Company shall cooperate with Employee in transferring to Employee any wireless accounts (including phone numbers and billing) primarily utilized by Employee if in the Company’s name. To the extent Employee has incurred any necessary and reasonable business expenses on behalf of the Company, Employee will submit acceptable documentation of such expenses no later than 45 days after Employee’s Termination Date so that the Company may reimburse Employee for such expenses pursuant to the Company’s current expense reimbursement policies and procedures.
(b)Taxes: Employee is responsible for paying any taxes on amounts Employee receives under this Agreement. Employee agrees that the Company is entitled to withhold all taxes it determines it is legally required to withhold with respect to payments made under this Agreement. Employee understands and agrees that the Company does not make any representation or assurance as to the tax treatment of any amounts paid under this Agreement, it being understood that Employee has reviewed this Agreement with his own tax and legal advisors and understands the tax and other legal implications of the amounts paid hereunder.
(c)Ownership of Claims: Subject to the Protected Rights, Employee has not assigned or transferred any Claim Employee is purporting to release, nor has Employee attempted to do so.
(d)Confidential Information, Trade Secrets, and Existing Obligations: Subject to the Protected Rights, Employee understands that, at all times in the future, Employee will remain bound by the Company’s Proprietary Information and Invention Agreement or Confidential Information and Non-Disclosure Agreement (“PIIA”) that Employee previously signed. Subject to the Protected Rights, Employee acknowledges that Employee’s employment with the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to Employee by the Company or a third party that (i) related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the

Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties by the PIIA, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). Employee agrees and represents that Employee has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Employee’s duties and responsibilities of employment with the Company. Subject to the Protected Rights, Employee also agrees not to make use of any Confidential Information for Employee’s own purposes or for the benefit of any person, firm, corporation or other entity. Subject to the Protected Rights, Employee further warrants and represents that all Confidential Information in Employee’s possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the Termination Date, except that Employee may retain copies of Employee’s compensation records and all documents related to Employee’s employment, including the PIIA and any employment agreement and equity award agreements.
(e)Non-Disparagement. Subject to the Protected Rights, Employee agrees that following the Termination Date, Employee shall not in any way or by any means (directly or indirectly, whether orally, in writing or on social media) make comments or remarks that disparage the Company or any of its affiliates or any of their respective employees, businesses, products or services, the members of the Company’s Board of Directors or the Company’s executive officers. The Company agrees that following the Termination Date, it will direct the members of the Company’s Board of Directors and the Company’s executive officers not to, in any way or by any means (directly or indirectly, whether orally, in writing or on social media) make comments or remarks that disparage Employee. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee or the Company from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that such party has reason to believe is unlawful.
(f)Implementation: Employee agrees to sign any documents and do anything else that in the future is reasonably needed to implement this Agreement.
(g)Other Representations: In addition to Employee’s other representations in this Agreement, subject to the Protected Rights, Employee has made the following representations to the Company, on which Employee acknowledges it also has relied in entering into this Agreement:
i.Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Employee might still be entitled to compensation or relief in the future. Employee has properly reported any and all job-related wrongs or injuries for which Employee might still be entitled to compensation or relief, such as an injury for which Employee might receive a workers’ compensation award in the future. Employee has properly reported all hours that Employee has worked and under this Agreement, Employee has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid Employee in the past.
ii.This Agreement is not an admission of wrongdoing by the Company or any other Released Party.
iii.Employee is intentionally releasing claims that Employee does not know Employee might have and that, with hindsight, Employee might regret having released.
iv.If the Company or Employee successfully asserts that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable.

(h)False Claims Representations and Cooperation: Subject to the Protected Rights, Employee has disclosed to the Company any information Employee has concerning any conduct involving the Company that Employee has any reason to believe may be unlawful or that involves any false claims to the United States. Following the date hereof, Employee promises to cooperate fully in any investigation the Company undertakes into matters occurring during Employee’s employment with the Company. Employee understands that nothing in this Agreement prevents Employee from cooperating with any state and/or U.S. government investigation. Subject to the Protected Rights, in addition, to the fullest extent permitted by law, Employee hereby irrevocably assigns to the applicable state and/or U.S. government any right Employee might have to any proceeds or awards in connection with any false claims proceedings against the Company.
(i)Covenants: Employee acknowledges and agrees that Employee remains subject to the covenants set forth in Section 3 of the Change in Control Severance Agreement between Employee and the Company, dated August 1, 2022, and Employee reaffirms such covenants. Section 3 of the Change in Control Severance Agreement is hereby incorporated into this Agreement by reference.
Section 5 --Consequences of Violating Promises
        In addition to any other remedies or relief that may be available, Employee agrees that the Company would be irreparably harmed by any actual or threatened violation of the PIIA that involves Agreement-related disclosures or disclosure or use of confidential information or trade secret information, and that the Company will be entitled to seek an injunction prohibiting Employee from committing any such violation.
Section 6 --Consideration of Agreement
Employee acknowledges that, before signing this Agreement, Employee was given at least 45 days in which to consider this Agreement. Employee waives any right to additional time within which to consider this Agreement. Employee further acknowledges that: (1) Employee took advantage of the time Employee was given to consider this Agreement before signing it; (2) Employee carefully read this Agreement; (3) Employee fully understands it; (4) Employee is entering into it voluntarily; (5) Employee is receiving valuable consideration in exchange for Employee’s execution of this Agreement that Employee would not otherwise be entitled to receive; (6) the Company, by this writing, encouraged Employee to discuss this Agreement with Employee’s attorney (at Employee’s own expense) before signing it, and that Employee did so to the extent Employee deemed appropriate; and (7) any changes made to this Agreement, whether material or immaterial, will not restart the 45-day consideration period. Employee understands that Employee is entitled to revoke this Agreement, in writing, within 7 days once Employee signs it. Such revocation must be delivered to the Company as provided herein within the 7-day period, in which case Employee will receive no benefits and this Agreement will not go into effect. If Employee does not revoke this Agreement, it will become enforceable on the eighth day after Employee signs it. The Company need not sign this Agreement for it to become enforceable. Employee acknowledges that Employee has been provided with certain required disclosure regarding Employee’s separation.
Section 7 --Miscellaneous
(a)Entire Agreement: This Agreement, together with the PIIA, the equity awards listed on Exhibit A, the Change in Control Severance Agreement between the Company and Employee dated August 1, 2022, and the Indemnification Agreement between the Company and Employee dated August 1, 2022, constitute the entire agreement between Employee and the Company relating to the termination of Employee’s employment and the subject matters herein. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both Employee and the Company’s Chief People Officer. Employee acknowledges that the Company has made no representations or promises to Employee (such as that Employee’s former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(b)Successors: This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(c)Facsimile or PDF Copy: Execution of a facsimile or pdf copy shall have the same force and effect as execution of an original, and a facsimile or pdf signature shall be deemed an original and valid signature.
(d)Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

YOU MAY NOT SIGN THIS AGREEMENT UNTIL THE END OF YOUR WORK DAY ON YOUR TERMINATION DATE.
BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).
YOU HAVE 45 DAYS TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN THIS AGREEMENT WITHIN THIS 45-DAY PERIOD, IT AUTOMATICALLY EXPIRES. ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF PEOPLE OFFICER AT ONE LAGOON DRIVE, REDWOOD CITY, CA 94065. BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Signed:    /s/ Scott Crenshaw_______________________    Dated: ___10/02/2024
    Scott Crenshaw

Signed:    _/s/ Adaire Fox-Martin________________________________
    Adaire Fox-Martin
    Chief Executive Officer

Exhibit A

Equity Vesting

Employee shall receive pro-rata vesting with respect to the following outstanding equity awards:

Grant Date	Type of Award	Target Number of Shares Initially Underlying Award	Number of Shares Vesting Under this Agreement*
02/14/2023	Performance RSU (revenue, digital services revenue and AFFO/Share)	5,589	412.50
02/14/2023	Service-based RSU	2,794	670.83
3/7/2024	Performance RSU (revenue and AFFO/Share)	2,183	784.33**
3/7/2024	Service-based RSU	1,533	367.19

* Pro-ration is based upon the period of January 1 through September 20. To obtain the number of shares listed in this column, the number of shares that would otherwise vest on the next applicable vesting date was multiplied by 0.7205. Any fractional share shall automatically be settled in cash.

** Number of Shares listed in this table is based upon achievement at target levels of performance. This number of Shares shall be adjusted (upwards or downwards) according to the Company’s actual performance for the entire 2024 year, as determined by the Company in early 2025, and the award will be settled as soon as practicable following such vesting (and in any case, no later than 75 calendar days following the determination of the Company’s achievement of the relevant performance goals).